Exhibit 10.41


June 4, 2002



Kruse, Landa & Maycock, L.L.C.
50 West 300 South, Eighth Floor
Salt Lake City, Utah  84101

Ladies and Gentlemen:

         Attached are two manually-executed assignments conveying from IC One, Inc., a Delaware corporation, and SCHIMATIC Cash Transactions Network.com, Inc. ("SCTN"), a Florida corporation, to CEO America, Inc. ("CEO") certain intellectual properties relating to our smart-card loyalty software and related products, all as more particularly described in such assignment.

         You are authorized and instructed to retain these assignments in accordance with this letter.

         On or before June 30, 2002 (the "Delivery Date"), SCTN will deliver to you:

                  (a) a mutually-acceptable exclusive license agreement signed by SCTN; and

                  (b) certificates representing that number of shares of SCTN that shall equal 20% of the number of its shares then issued and outstanding, registered in the name of CEO.

         On or before the Delivery Date, CEO will deliver to you:

                  (a) $350,000 in immediately available funds delivered to your firm's trust account, Kruse, Landa & Maycock Iolta Trust Account, account number 1258-7742, routing number 124001545, with Bank One, Utah, 80 West Broadway, Salt Lake City, Utah 84101, telephone number 801-481-5350, in addition to the $150,000 received by SCTN on or about this date;

                  (b) a mutually-acceptable exclusive license agreement signed by CEO;

                  (c) certificates representing that number of shares of CEO that shall equal 20% of the number of its shares then issued and outstanding, registered in the name of SCTN.

         With respect to the exclusive license agreement to be executed by both parties, SCTN shall promptly prepare a draft thereof and deliver it to CEO, allowing a reasonable period of time for review and comment by CEO and its counsel. Both parties shall negotiate in good faith toward a mutually acceptable agreement. If the parties are unable to reach an agreement, any unresolved terms, conditions or other provisions of the agreement shall be submitted to binding arbitration as described in the Terms and Conditions attached hereto, which decision of the arbitrators shall take into account any failure by either party to deliver the items required of the parties as set forth above.


             740 East 3900 South, Salt Lake City, Utah 84107 U.S.A.
      Telephone: 801.685.7676 Facsimile: 801.685.7677 Website: www.sctn.com

         Upon the receipt by you on or before 5:30 p.m. local time on the Delivery Date, of all of the items described above, you are authorized and instructed to deliver them as follows:

                  (a) The Assignments, a copy of the exclusive license agreement signed by both parties, and the SCTN shares, to CEO; and

                  (b) The funds, a copy of the exclusive license agreement signed by both parties, and the CEO shares, to SCTN.

         If you do not receive all of such items on or before the Delivery Date, you are instructed as follows:

                  (i) if SCTN timely delivers shares of SCTN, but CEO fails to timely deliver the funds and/or the shares of CEO, you shall:

                           (a) deliver the Assignments and any stock
                  certificates of SCTN then in your possession to SCTN, subject to notice from CEO that SCTN has repaid to CEO the $150,000 previously received by SCTN; and

                           (b) deliver any funds or shares of CEO, as the case
                  may be, to CEO; or

                  (ii) if CEO timely delivers the funds and the shares of CEO, but SCTN fails to timely deliver shares of SCTN, you shall:

                           (a) deliver the Assignments, the funds and the CEO
                  shares then in your possession to CEO; or

                  (iii) if both SCTN and CEO fail to timely deliver one or more of the items set forth above, or either party gives notice to the other party and to you disputing any delivery made by such other party, you shall make delivery of the items then in your possession only in accordance with (A) joint written instructions of SCTN and CEO, or (B) a final decision of the arbitration procedures set forth in the Terms and Conditions attached hereto. Any decision shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to you to the effect that the decision is final and non-appealable. You shall act on such decision and legal opinion without further question.

         Either party may waive any of the provisions hereof by a written instrument signed on behalf of the party granting such waiver.

             740 East 3900 South, Salt Lake City, Utah 84107 U.S.A.
      Telephone: 801.685.7676 Facsimile: 801.685.7677 Website: www.sctn.com

         We understand and agree that this letter is subject to the attached further Terms and Conditions.

Sincerely,

SCHIMATIC Cash Transactions Network.com, Inc.


/s/ David J. Simon
---------------------------
David J. Simon, President


Accepted and agreed:

CEO America, Inc.


/s/ David Vaters
-------------------------
David Vaters, President


             740 East 3900 South, Salt Lake City, Utah 84107 U.S.A.
      Telephone: 801.685.7676 Facsimile: 801.685.7677 Website: www.sctn.com

                              TERMS AND CONDITIONS

Attached to and made a part of that certain Letter (the "Agreement") dated June 3, 2002, from David Simon to Kruse, Landa & Maycock, LLC (the "Custodian").

         1. If at any time during the term of the Agreement any question, disagreement, difference or controversy shall arise among the parties hereto regarding the meaning or interpretation of this Agreement or the rights, duties or obligations of the parties hereunder, such question, disagreement, difference or controversy shall be submitted to and determined by arbitration in accordance with this paragraph as follows:

                  (a) Any party wishing to submit a matter to arbitration shall give to each other party a notice of arbitration (the "Notice of Arbitration") setting forth in reasonable detail the issue or issues to be submitted to arbitration. Within 20 days after such Notice of Arbitration, each party shall appoint one arbitrator. If either party fails to appoint timely its separate arbitrator, the arbitrator representing the party not so appointing an arbitrator shall be appointed by the Third Judicial District Court, Salt Lake County, Utah, upon the application of any party hereto. The first two arbitrators appointed or designated as set forth above shall meet within 10 days after the last of such arbitrator to be appointed is named and attempt to agree on a resolution of the issues. If, within 30 days thereafter, the first two arbitrators do not agree upon a resolution of the issues, such two arbitrators shall themselves appoint a third arbitrator, who shall be a competent and impartial person, and in the event of their being unable to agree upon such appointment within 10 days after the time set forth above, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of 15 days. If the parties do not so agree, then either party, on behalf of both, may request such appointment by the Third Judicial District Court, Salt Lake County, Utah. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such arbitrator so failing, refusing or being unable to act.

                  (b) Each party shall pay the fees and expenses of the one of the two initial arbitrators appointed by such party or in whose stead, as provided above, such arbitrator was appointed, and the fees and expenses of the third arbitrator, and all other expenses, if any, of the arbitration shall be borne equally by each party, except as provided below. Notwithstanding the foregoing, the legal, expert witness and other representation costs of the parties shall be excluded and allocated in accordance with paragraph 3 hereof. Any arbitrator designated to serve in accordance with the provisions of this Agreement shall be disinterested and shall, by reason of education, experience or both, be capable of evaluating financial statements and the presentation of information therein, but shall not be required to be a certified public accountant.

                  (c) It shall be the duties of the arbitrators to resolve the issues in dispute as promptly as practicable after their appointment. A majority of the arbitrators may act if one of the arbitrators shall neglect or refuse to take part in the deliberations of the arbitrators. The arbitration provided herein shall be conducted in Salt Lake County,

         Utah, pursuant to the Utah Arbitration Act, Utah Code Annotated ss.78-31a-1, et seq. The arbitrators shall follow such rules in reaching their decision as they and the parties involved in this dispute shall agree upon and otherwise, to the extent applicable, shall follow the rules of the American Arbitration Association. The arbitrators shall set forth their decision in writing, and the determination of the issues by the above arbitrators shall be binding upon the parties for the purposes set forth in this Agreement.

                  (d) The parties involved in the dispute shall be permitted to submit to the arbitrators written positions, testimonial, documentary and other evidence, and arguments concerning the matters in issue.

         2. It is understood and agreed by the parties to the Agreement as follows:

                  (a) The Custodian is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

                  (b) The Custodian does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it or of any escrow property other than faithfully to carry out the obligations undertaken in the Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.

                  (c) The Custodian is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely on, and act in accordance with, the advice of its counsel without liability on its part for any action taken or omitted in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct, or bad faith on its part.

                  (d) The Custodian may conclusively rely on and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram or other written instrument believed by it to be genuine and to have been signed by the proper party or parties.

                  (e) Each party referenced in the Agreement agrees (i) to pay the Custodian's reasonable fees and to reimburse Custodian for reasonable expenses including attorney's fees incurred in connection with duties hereunder and (ii) to save harmless, indemnify and defend the Custodian for, from and against any loss, damage, liability, judgment, cost and expense, whatsoever, including counsel fees, suffered or incurred by it by reason of, or on account of, any misrepresentations made to it or its status or activities as Custodian under the Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct, or bad faith on the part of the Custodian. The obligation of the Custodian to deliver the property held by the Custodian shall be subject to the prior satisfaction, upon demand from the Custodian, of the obligation of the parties to so save harmless, indemnify and defend the Custodian and to reimburse the Custodian or otherwise pay its fees and expenses hereunder.

                  (f) The Custodian shall not be required to defend any legal proceeding that may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by the parties and indemnified to the Custodian's satisfaction against the cost and expense of such defense by the party requesting such defense. If any such legal proceeding is instituted against it, the Custodian agrees promptly to give notice of such proceeding to the parties. The Custodian shall not be required to institute legal proceedings of any kind.

                  (g) The Custodian shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under the Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Custodian, and only to the extent expressly therein set forth. A waiver by the Custodian under the terms of the Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

                  (h) The Custodian may resign as such hereunder by giving 30 days' written notice thereof to the parties. Within 20 days after receipt of such notice, the parties shall furnish to the Custodian written instructions for the release of the property held by the Custodian (if such property has not yet been released pursuant hereto) to a substitute custodian that (whether designated by written instructions from the parties jointly or in the absence thereof by instructions from a court of competent jurisdiction to the Custodian) shall be a bank or trust company organized and doing business under the laws of the United States and any state thereof. Such substitute custodian shall thereafter hold any property received by it pursuant to the terms of the Agreement and otherwise act hereunder as if it were the Custodian originally named herein. The Custodian's duties and responsibilities hereunder shall terminate upon the release of all property then held in escrow according to such written instruction or upon such delivery as herein provided. The Agreement shall not otherwise be assignable by the Custodian without the prior written consent of the parties.

         3. In the event that any party institutes any action or permitted other action to enforce the Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any arbitration award or arbitration judgment rendered therein.

         4. The Agreement shall be governed by and construed in accordance with the laws of the state of Utah and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.